Exhibit 4.03

777 Third Ave., 30th Floor
New York, NY 10017
(212) 644-8913 (Ph)
(212) 371-1591 (Fax)
bmonte@ghsecurities.com
www.ghsecurities.com

November 19, 2010

CONFIDENTIAL

Mr. Irving Kau
Chief Financial Officer
Origin Agritech Limited
No. 21 Sheng Ming Yuan Road
Changping District, Beijing
China 10226

Dear Mr. Kau:

Global Hunter Securities, LLC (“GHS”) is pleased to act as a non-exclusive financial advisor to Origin Agritech Limited (the “Company”).  This letter agreement (the “Agreement”) sets forth the terms of our engagement.

1.           Services.  GHS’ engagement hereunder shall consist of the provision of financial advisory services from time to time during the term and as reasonably requested by the Company and mutually acceptable in scope as between the Company and GHS.

2.           Term, etc.  This Agreement will be for an initial term of three months.  It will be extended on a month to month basis after the initial term for up to an aggregate of 12 months, including the initial term. The Company has the absolute right to terminate this Agreement at any time, by written notice to GHS, which notice of termination shall be effective immediately upon its being given by the Company.  A writing for this purpose, notwithstanding Section 8, may be by email or any other means reasonably likely to convey the notice and intent of termination.

3.           Fees.  The Company will pay to GHS, as the only fee due hereunder, 0.6 % of the aggregate gross sales price of any securities sold by the Company under that certain Continuous Offering Program Agreement dated as of November 18, 2010 (“ATM Agreement”), by and between the Company and Rodman & Renshaw, which securities are sold by the Company on any day during the term of this Agreement.  For purposes of this Agreement, the sale of the securities will be the date on which the Company is obligated to deliver the securities sold to the purchaser under the ATM Agreement.

4.           Expenses.  It is not expected that there will be any expenses for the provision of the services under this Agreement, therefore the Company shall not be obligated to reimburse GHS for any expenses that GHS or any other person may incur in connection with this Agreement.

5.           Use of Information.  The Company may furnish GHS written information as GHS reasonably requests in connection with the performance of its services hereunder.  The Company understands, acknowledges and agrees that, in performing its services hereunder, GHS will use and rely entirely upon such information as well as publicly available information regarding the Company and other potential parties and that GHS does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Company or otherwise, including, without limitation, any financial information, forecasts or projections considered by GHS in connection with the provision of its services.

GHS agrees to keep confidential during the Term, and for three years after the later of the expiration or any termination, of this Agreement, all material nonpublic information provided to it by the Company, except as required by law, pursuant to an order of a court of competent jurisdiction or the request of a regulatory authority having jurisdiction over GHS or its affiliates (a “Regulatory Request”), or as contemplated by the terms of this Agreement, provided GHS shall, if permitted by law, give notice to the Company of the request or order (other than a Regulatory Request) to furnish the nonpublic information. Notwithstanding any provision herein to the contrary, GHS may disclose nonpublic information to its affiliates, agents and advisors whenever GHS determines that such disclosure is necessary to provide the services contemplated hereunder, provided that GHS advises such persons of the obligation to maintain the confidentiality of such information and remains liable under this Agreement for any breach of confidentiality by such affiliates, agents and advisors. Under no circumstances will the content of the Company’s patent applications and licensed rights, whether in the United States, Peoples Republic of China or in any other jurisdiction, or any exhibits to said patent applications or licenses be disclosed by GHS to any party at any time for any reason, except to GHS’s legal counsel or under order of a court or tribunal having proper jurisdiction, or by separate written agreement with the Company or by written direction of the Company.  Said restriction shall also apply to any and all engineering reports submitted by the Company to GHS in performance of GHS’s due diligence investigation, whereby such engineering reports meaningfully expose or discuss material facts with respect to the Company’s intellectual property, product designs, technical performance of a product or products, component sourcing plans, manufacturing plans or any other information that may be reasonably interpreted as a “trade secret” or critical amalgamation of trade secrets.

6.           Limitation of Engagement to the Company.  The Company acknowledges that GHS has been retained only by the Company, that GHS is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of GHS is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against GHS or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”) or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), employees or agents.  Unless otherwise expressly agreed in writing by GHS, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of GHS, and no one other than the Company is intended to be a beneficiary of this Agreement.  The Company acknowledges that any recommendation or advice, written or oral, given by GHS to the Company in connection with GHS’s engagement is intended solely for the benefit and use of the Company’s management and directors, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose.  GHS shall not have the authority to make any commitment binding on the Company.

7.           Governing Law; Costs.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein.  Any disputes which arise under this Agreement will be heard only in the state or federal courts located in the City of New York, State of New York.  The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York.  The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York.  In the event of the bringing of any action, proceeding or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees.  Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by GHS and the Company.

8.           Notices.  All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or fax, if sent to GHS, to Global Hunter Securities, LLC, 400 Poydras Street, Suite 3100, New Orleans, LA 70130, fax number (504) 529-3320, Attention: General Counsel, and if sent to the Company, to the address set forth on the first page hereof, fax number _______________, Attention: Mr. Irving Kau, Chief Financial Officer, with a copy to Andrew D. Hudders, Esq., Golenbock Eiseman Assor Bell & Peskoe, LLP, 437 Madison Avenue, 40th Floor, New York, New York 10022, fax number 212-754-0330.  Notices, other than notices for termination of this Agreement which will be effective as of the date and time of sending, sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine.

9.           Miscellaneous.  This Agreement shall not be modified or amended except in writing signed by GHS and the Company.  This Agreement shall be binding upon and inure to the benefit of both GHS and the Company and their respective assigns, successors, and legal representatives.  This Agreement (along with the NDA, if any) constitutes the entire agreement of GHS and the Company, and supersedes any prior agreements, with respect to the subject matter hereof.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect.  This Agreement may be executed in counterparts (including facsimile and .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by GHS and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

GLOBAL HUNTER SECURITIES, LLC

By:
Name: Barney. Monte
Title: Managing Director

Accepted and Agreed to as of
the date first written above:

ORIGIN AGRITECH LIMITED

By:
Name:
Title: